FOR IMMEDIATE RELEASE	Investor Contact: David Tucker 281-406-2370
May 8, 2007
Parker Drilling First Quarter 2007 Net Income Increases 162%
Houston, May 8, 2007 — Parker Drilling Company (NYSE: PKD), a global drilling contractor and service provider, today reported strong financial and operating results for the first quarter 2007 as net income increased 162 percent and earnings before interest, taxes, depreciation and amortization (EBITDA) increased 23 percent over the first quarter 2006.
First Quarter Earnings and Financial Highlights
For the three months ended March 31, 2007, Parker posted net income of $30.0 million, or $0.27 per diluted share, on revenues of $151.3 million, compared to revenues of $147.3 million and net income of $11.5 million, or $0.11 per diluted share, for the first quarter 2006. Net income in the first quarter 2007 included net non-routine income of $0.07 per diluted share, or $8.2 million, relating to the gain on the sale of two workover barge rigs in January. In addition, Parker recognized a non-cash charge to tax expense of $1.9 million, or $0.02 per diluted share, for potential interest and exchange rate fluctuations relating to a tax liability recorded on January 1, 2007, associated with the adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). The first quarter 2006 included $0.01 per diluted share benefit of non-routine items relating to a change in value of derivative instruments. (The details of the non-routine items for the quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Reconciliation of Non-Routine Items.”)
EBITDA was $61.7 million for the first quarter 2007, 23 percent higher than the $50.3 million in the first quarter 2006. Significantly higher dayrates resulted in a 59 percent EBITDA improvement for Parker’s U.S. operations over the first quarter 2006. Quail Tools also showed improvement, with a 12 percent increase from the first quarter 2006. (The details of the EBITDA calculation, a non-GAAP financial measure, for the current and prior eight quarters are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.)
Capital expenditures for the three months ended March 31, 2007 totaled $53.0 million. Total debt was $329.2 million, and the Company’s cash, cash equivalents and marketable securities totaled $157.6 million at March 31, 2007.
Average utilization for the Gulf of Mexico barge rigs for the first quarter 2007 was 73 percent, the same as reported for the first quarter 2006 and higher than the 68 percent reported for the fourth quarter 2006.

Current barge rig utilization is 65 percent. The Company’s deep drilling barge dayrates in the Gulf of Mexico continued to experience record levels, averaging $51,600 per day during the first quarter 2007, up approximately 37 percent, or $13,900 per day, from the first quarter 2006 and up $2,100 per day from the fourth quarter 2006. (Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Dayrates — GOM.”)
The average utilization of international land rigs for the first quarter 2007 was 66 percent, up 20 percent from the 46 percent reported for the fourth quarter 2006, but lower than the 84 percent in the first quarter 2006. Current international utilization, including contracts for three rigs announced today, is 75 percent and is expected to further increase during 2007 as rigs continue to reposition between contracts.
Quail Tools, Parker Drilling’s drilling and production rental tools subsidiary, continued its outstanding performance as it recorded EBITDA of $18.8 million in the first quarter 2007, up $2.0 million from the first quarter 2006. The expansion of Quail is well underway as equipment is being delivered to Quail’s new facility in Texarkana, Texas, which opened on April 2. The new facility provides increased coverage of the Barnett, Fayetteville and Woodford shale areas in East Texas, Arkansas and Oklahoma.
Summary
Robert L. Parker Jr., Chairman, President and Chief Executive Officer of Parker Drilling, said: “We continue to focus on the execution of our strategic growth plan, as we delivered two new international land rigs to Algeria and today announced three-year contracts for two new rigs in Mexico and a two-year contract for Rig 230 in Turkmenistan. Once these rigs are delivered to Mexico, we will have five land rigs and one barge rig operating in Mexico, all under long-term contracts.”
“Looking ahead, we expect increasing contributions from our international segments as we continue to focus on our international markets,” said Parker. “Domestically, we experienced steady demand for our preferred barge rigs in our U.S. Gulf of Mexico transition zone market. We view the recent softening in the U.S. Gulf of Mexico as a reflection of the uncertainty in the U.S. gas market. Although this uncertainty has reduced rates from historic highs, we believe that there is sufficient demand to generate strong financial results from our domestic barge fleet through 2007. Finally, we also expect continued outstanding performance from our rental tools segment, as the benefits of our organic expansion and capital investment in Quail Tools are realized. Importantly, we experienced no lost-time accidents during the quarter. Safety is essential to recruiting and retaining the best people. Parker’s preferred drilling solutions deliver a lower total cost of drilling through efficient, safe operations and drilling quality wells.

We expect our competitive advantage to drive continued improvements in utilization and profits into 2007.”
Parker has scheduled a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) May 8, 2007 to discuss first quarter 2007 results. Those interested in participating in the call may dial in at (303) 262-2138. The conference call replay can be accessed from May 8 through May 15 by dialing (800) 405-2236 and using the access code 11088402#. Alternatively, the call can be accessed live through the Company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending, competitive advantages including cost effective integrated solutions, future technological innovation, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation of contracts, strengthening of financial position, increase in market share and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2006. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$61,624	$40,253
International Drilling	59,674	79,830
Rental Tools	29,975	27,251

TOTAL DRILLING AND RENTAL REVENUES	151,273	147,334

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	26,761	18,259
International Drilling	45,783	62,575
Rental Tools	11,163	10,470
Depreciation and Amortization	18,059	16,957

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	101,766	108,261

DRILLING AND RENTAL OPERATING INCOME	49,507	39,073

General and Administrative Expense	(5,888)	(5,702)
Gain on Disposition of Assets, Net	16,404	448

TOTAL OPERATING INCOME	60,023	33,819

OTHER INCOME AND (EXPENSE)
Interest Expense	(6,330)	(9,101)
Change in Fair Value of Derivative Position	(381)	813
Interest Income	1,784	1,406
Other Income (Expense) — Net	(993)	(983)

TOTAL OTHER INCOME AND (EXPENSE)	(5,920)	(7,865)

INCOME BEFORE INCOME TAXES	54,103	25,954

INCOME TAX EXPENSE
Current Tax Expense	22,012	5,563
Deferred Tax Expense	2,097	8,933

TOTAL INCOME TAX EXPENSE	24,109	14,496

NET INCOME	$29,994	$11,458

EARNINGS PER SHARE — BASIC
Net Income	$0.28	$0.11

EARNINGS PER SHARE — DILUTED
Net Income	$0.27	$0.11

AVERAGE COMMON SHARES OUTSTANDING
Basic	107,704,763	104,469,893
Diluted	109,425,555	106,003,562

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31,	December 31,
	2007	2006
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$74,124	$92,203
Marketable Securities	83,493	62,920
Accounts and Notes Receivable, Net	123,229	112,359
Rig Materials and Supplies	15,957	15,000
Deferred Costs	5,468	6,662
Deferred income taxes	17,307	17,307
Other Current Assets	11,792	11,123

TOTAL CURRENT ASSETS	331,370	317,574

PROPERTY, PLANT AND EQUIPMENT, NET	471,077	435,473

OTHER ASSETS
Goodwill	100,315	100,315
Deferred Taxes	—	13,405
Other Assets	27,671	34,534

TOTAL OTHER ASSETS	127,986	148,254

TOTAL ASSETS	$930,433	$901,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$—
Accounts Payable and Accrued Liabilities	98,891	101,903

TOTAL CURRENT LIABILITIES	98,891	101,903

LONG-TERM DEBT	329,206	329,368

LONG-TERM DEFERRED TAXES	48,982	—

OTHER LIABILITIES	16,244	10,931

STOCKHOLDERS’ EQUITY	437,110	459,099

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$930,433	$901,301

Current Ratio	3.35	3.12

Total Long-Term Debt as a Percent of Capitalization	43%	42%

Book Value Per Common Share	$3.94	$4.17

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31		December
	2007	2006	2006
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Offshore Drilling	$55,152	$40,253	$50,830
U.S. Land Drilling	6,472	—	5,098
International Land Drilling	51,875	66,126	49,146
International Offshore Drilling	7,799	13,704	9,663
Rental Tools	29,975	27,251	31,593

Total Drilling and Rental Revenues	151,273	147,334	146,330

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Offshore Drilling	22,136	18,259	22,696
U.S. Land Drilling	4,625	—	2,889
International Land Drilling	40,694	50,414	41,909
International Offshore Drilling	5,089	12,161	7,696
Rental Tools	11,163	10,470	12,666

Total Drilling and Rental Operating Expenses	83,707	91,304	87,856

DRILLING AND RENTAL OPERATING INCOME
U.S. Offshore Drilling	33,016	21,994	28,134
U.S. Land Drilling	1,847	—	2,209
International Land Drilling	11,181	15,712	7,237
International Offshore Drilling	2,710	1,543	1,967
Rental Tools	18,812	16,781	18,927
Depreciation and Amortization	(18,059)	(16,957)	(17,605)

Total Drilling and Rental Operating Income	49,507	39,073	40,869
General and Administrative Expense	(5,888)	(5,702)	(6,773)
Gain on Disposition of Assets, Net	16,404	448	672

TOTAL OPERATING INCOME	$60,023	$33,819	$34,768

Marketable Rig Count Summary
As of March 31, 2007

Total
U.S. Land Rigs	4

U.S. Gulf of Mexico Barge Rigs
Workover	3
Intermediate	4
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	17

International Land Rigs
Asia Pacific	9
Africa — Middle East	2
Latin America	3
CIS	8

Total International Land Rigs	22

International Barge Rigs
Mexico	1
Caspian Sea	1

Total International Barge Rigs	2

Total Marketable Rigs	45

Adjusted EBITDA
(Unaudited)

	Three Months Ending
	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005

Income from Continuing Operations	$29,994	$37,168	$18,639	$13,761	$11,458	$56,707	$18,073	$20,194	$3,838
Adjustments:
Income Tax Expense	24,109	(5,954)	13,173	14,694	14,496	(39,087)	2,165	3,486	4,852
Total Other Income and Expense	5,920	3,554	8,741	5,731	7,865	10,251	9,627	15,140	9,877
Gain on Disposition of Assets, Net	(16,404)	(672)	(4,328)	(2,125)	(448)	(3,185)	(5,943)	(15,898)	(552)
Depreciation and Amortization	18,059	17,605	16,993	17,715	16,957	16,619	16,563	17,146	16,876
Provision for Reduction in Carrying Value	—	—	—	—	—	2,584	2,300	—	—

Adjusted EBITDA	$61,678	$51,701	$53,218	$49,776	$50,328	$43,889	$42,785	$40,068	$34,891